                                                                    Exhibit 10.2

          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                                                    CONFIDENTIAL

                  CO-PROMOTION AND MARKETING SERVICES AGREEMENT

                                 by and between

                           CRITICAL THERAPEUTICS, INC.

                                       and

                                    DEY, L.P.

                                 MARCH 13, 2007


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THIS CO-PROMOTION AND MARKETING SERVICES AGREEMENT (the "Agreement" or
"Definitive Agreement") is made as of March 13, 2007 ("Effective Date") by and between CRITICAL THERAPEUTICS, INC., a corporation organized and existing under the laws of the State of Delaware and having its principal offices at 60 Westview Street, Lexington, MA 02421 ("CRTX" ) and DEY, L.P., a limited partnership organized and existing under the laws of the State of Delaware and having its principal offices 2751 Napa Valley Corporate Drive, Napa, CA 94558 ("DEY").

                                   WITNESSETH

WHEREAS, the Parties desire that DEY engage in the Promotion (as hereinafter defined) of the Products (as hereinafter defined) in the Territory (as hereinafter defined) in the Field (as hereinafter defined) for a certain period of time and to coordinate DEY's activities with those of CRTX, subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the foregoing statements and the mutual agreements and covenants herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

                                    AGREEMENT

ARTICLE 1

DEFINITIONS

Unless specifically set forth to the contrary herein, the following terms, where used in the singular or plural, shall have the respective meanings set forth below:

1.1 "Act" means the United States Food, Drug, and Cosmetic Act of 1938, as amended, and the rules and regulations promulgated thereunder, or any successor act, as the same shall be in effect from time to time.


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1.2 "Above Baseline Quarterly NSMR" means the amount by which Quarterly NSMR exceeds the Quarterly NSMR Baseline.

1.3 "Additional Zileuton Products" means any CRTX products with Zileuton as one of the active pharmaceutical ingredients in the Territory for the treatment of asthma and, subject to FDA approval, other respiratory conditions but shall not mean or include (i) the Products or (ii) any product in the Excluded Field.

1.4 "Adverse Event(s)" or "AE(s)" means adverse drug experiences, as defined by 21 CFR Section 314.80, relating to a Product.

1.5 "Affiliate" means (i) any corporation, association or other entity of which more than fifty percent (50%) of the voting securities or other ownership interests representing the voting equity, the voting stock or general partnership interest are owned, controlled or held, directly or indirectly, by a Party; or (ii) any corporation. association or other entity which, directly or indirectly, owns, controls or holds more than fifty percent (50%) of the voting securities or other ownership interests representing the voting equity, the voting stock or, if applicable, the general partnership interest, or the right to of a Party.

1.6 "Applicable Laws" means all applicable federal, state and local laws, statutes, rules, regulations and ordinances.

1.7 "Quarterly NSMR" shall mean Net Sales in any Calendar Quarter less the royalty payments related to the Products paid or to be paid to CRTX's licensors related to such Net Sales. The schedule for such royalty payments is shown in
Schedule 7.2(i). "Quarterly NSMR Baseline" shall mean U.S. $1.95 million.

1.8 "Business Day" means any day that is not a Saturday or a Sunday or a day on which the NASDAQ Global Market is closed.


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1.9 "Calendar Quarter" means each of the three month periods ending March 31,
June 30, September 30 and December 31, provided that the first Calendar Quarter shall commence as of the Detail Commencement Date and end on June 30, 2007.

1.10 "Call" means an in person contact between a Sales Representative of a Party and a Detail Target during which a Detail is made to the Detail Target.

1.11 "CFR" means the United States Code of Federal Regulations.

1.12 "Claims" means any suits, claims, actions, demands, complaints, lawsuits or other proceedings that are brought by any Third Party, including without limitation product liability claims and claims seeking to recover for personal injury or death, that is alleged to have been caused, in whole or in part, by a Product regardless of the legal theory alleged.

1.13 "Commercial Launch Date" means the date after FDA approval of the NDA for Zileuton XR when Zileuton XR has been produced and released by CRTX, ready for purchase by Third Party wholesalers and/or retailers in the Territory.

1.14 "Commercial Milestone Date" means the date after FDA approval of the NDA for Zileuton XR when an aggregate of [**] Units of Zileuton XR has been produced and released by CRTX, ready for purchase by Third Party wholesalers and/or retailers in the Territory.

1.15 "Commercially Reasonable Efforts" means, with respect to the efforts to be expended by a Party with respect to any objective, such reasonable, diligent, good faith efforts to accomplish such objective as such Party would normally use to accomplish a similar objective under similar circumstances exercising reasonable business judgment for a product owned by it or to which it has rights, which product is of similar market potential, taking into account efficacy, safety, approved labeling, the competitiveness of alternative products in the marketplace and other relevant factors commonly considered in similar circumstances.

1.16 "CRTX Patents" shall mean those patents listed on Schedule 1.16.


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1.17 "CRTX Trademark(s)" means the ZYFLO(R) trademark and domain names listed on
Schedule 1.17, together with all related common law trademark rights of CRTX related thereto.

1.18 "Current Good Manufacturing Practices" or "GMP" or "cGMP" means the current good manufacturing practice and standards as provided for (and as amended or updated from time to time) in applicable ICH Harmonized Tripartite Guidelines and as defined in Parts 210 and 211 of Title 21 of the CFR, as may be amended from time to time, or any successors thereto.

1.19 "Committee" means the Joint Commercial Committee described in Section 3.1.

1.20 "Detail" means a Call during which relevant characteristics of a Product are described by the Sales Representative of a Party aimed at encouraging the appropriate use of a particular prescription pharmaceutical product and using, if necessary or desirable, the Promotional Materials. A sample drop shall not be considered a primary or secondary Detail. When used as a verb, "Detail" shall mean to engage in a Detail.

1.21 "Detail Commencement Date" means the date that CRTX receives written notice from DEY indicating that the first Call has been made by DEY' Sales Representatives under the terms of this Agreement, and which is anticipated to be May 1, 2007.

1.22 "Detail Targets" means all office-based physicians and other health care professionals in the Territory that significantly influence use with respect to any Product in the Territory and who the JCC agrees qualify as potential targets for the Products.

1.23 "DEY Trademarks" shall mean the trademarks listed on Schedule 1.23.

1.24 "Excluded Field" shall mean the research, diagnostics, therapeutics and services related to the following: (i) to humans aged seven (7) years and under for intravenous or buccal administration of Zileuton and (ii) cardiovascular and vascular devices, including, without limitation, stents.

1.25 "FDA" means the United States Food and Drug Administration and any successor agency having substantially the same functions.


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1.26 "Field" shall mean the use as a pharmaceutical product in humans for asthma or other respiratory indications for which CRTX has received FDA approval, except for the Excluded Field.

1.27 "Finished Product" means the formulation of any Product described in the specifications included in the NDA for such Product (the "Zileuton IR or Zileuton XR Specifications") and packaged and labeled and in a form ready for distribution in the Territory.

1.28 "Forecast(s)" has the meaning set forth in Section 3.

1.29 "GAAP" means U.S. generally accepted accounting principles.

1.30 "Launch Period" shall mean the period from the Commercial Launch Date of Zileuton XR in the Territory through the end of December 31, 2008.

1.31 "Losses" means any and all damages, awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties (including penalties imposed by any governmental authority), costs, fees, liabilities, obligations, taxes, liens, losses, and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) awarded or otherwise paid or payable to Third Parties.

1.32 "NDA" means a new drug application (as defined in the Act and applicable regulations promulgated thereunder, as amended from time to time) filed with the FDA, including any supplements or amendments thereto which may be filed.

1.33 "Net Sales" shall mean the total gross sales of the Products in the Territory determined in accordance with GAAP and CRTX's revenue recognition policies less Standard Deductions (as defined below). Sales or other transfers between CRTX and its Affiliates and/or sublicensees in the Territory shall be excluded from the computation of Net Sales and no payments will be payable on such sales or transfers except where such Affiliates or sublicensees are end users in the Territory, but Net Sales shall include the subsequent sales to Third Parties in the Territory by such Affiliates or sublicensees in the Territory. "Standard Deductions" shall mean the total of the following deductions actually allowed or taken and not in


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excess of industry standard amounts and determined in accordance with GAAP and
CRTX's revenue recognition policies:

     (a) credits or allowances actually granted for damaged or spoiled Product, returns, recalls or rejections of Product, and retroactive price reductions;

     (b) normal and customary trade, cash and quantity discounts, allowances and credits actually allowed;

     (c) sales, value added, excise or similar taxes paid or allowed, or other governmental charges imposed upon the importation, use or sale of Product in the Territory;

     (d) legally allowed chargebacks, rebates, fees or similar payments actually granted to customers, including, but not limited to, managed health care organizations, wholesalers, distributors, buying groups, retailers, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, or other institutions or health care organizations or to federal, state/provincial, local and other governments, their agencies and purchasers and reimbursers;

     (e) credit card processing charges and fees, freight, postage, shipping and insurance charges relating to delivery of the Products; and

     (f) launch discounts, stocking fees and other discounts extended to wholesalers.

1.34 "Party" means DEY or CRTX. "Parties" means DEY and CRTX.

1.35 "Patent Office" means the United States Patent and Trademark Office.

1.36 "PDMA" means the United States Prescription Drug Marketing Act of 1987, as amended, or any successor act thereto, and the regulations promulgated thereunder from time to time.

1.37 "Post-Launch Period" shall mean the period from January 1, 2009 until December 31, 2010.

1.38 "Post-Exclusivity Period" shall mean the period from January 1, 2011 until December 31, 2013.


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1.39 "Pre-Launch Period" shall mean the periods between the Detail Commencement
Date and the start of the Launch Period.

1.40 "Product" or "Products" means individually or collectively, as applicable, Zileuton IR and/or Zileuton XR, but shall not mean or include any (i) injectable, topical, buccal, nasal or inhaled or intra-rectal formulation of Zileuton or (iii) any form of zileuton other than the racemic form of Zileuton described in the sNDA for Zileuton IR and the NDA for Zileuton XR. Products shall not mean or include such alternative forms of Zileuton as salts, enantiomers, polymorphs, metabolites or prodrugs of Zileuton.

1.41 "Product Label(ing)" shall have the same meaning as defined in the Act and regulations as interpreted by the FDA.

1.42 "Product Quality Complaint" shall mean any legitimate complaint (as reasonably determined by the Party receiving such complaint) by a Third Party that (a) questions the purity, identity, potency or quality of the Product, its packaging, or labeling, or (b) claims that the Product or its labeling is mistaken for, or applied to, another article or any bacteriological contamination, or (c) claims a significant chemical, physical, or other change or deterioration exists in the distributed drug product, or (d) claims a failure of one or more distributed batches of Product to meet the specifications thereof.

1.43 "Promotion" means those activities normally undertaken by a pharmaceutical company to implement promotion plans and strategies aimed at encouraging the appropriate use of a particular prescription pharmaceutical product under a common trademark, up to the point of offering Product for sale. When used as a verb, "Promote" shall mean to engage in such activities.

1.44 "Promotional Materials" means all written, printed or graphic material provided by CRTX and intended for use by a Party's Sales Representatives during a Call, or marketing sponsored speaker programs including, but not limited to, visual aids, file cards, premium items, clinical studies, reprints, drug information updates and any other promotional support items or advertising that CRTX, following consultation with the Committee, deems necessary or appropriate in connection with the Promotion of Product. Promotional Materials shall include only those materials describing FDA-approved indicated uses, safety, effectiveness, contraindications, side effects, warnings and other relevant characteristics of a Product that meet the regulations as outlined in the CFR. Promotional Materials shall not include any Product packaging or Product labeling or Sample labeling.

1.45 "Promotion Budget" means the budgets setting forth Promotion Expenses relating to the Promotion of Products.

1.46 "Promotion Expenses" means all actual out-of-pocket expenses incurred (i.e., paid or accrued) to a Third Party by or on behalf of CRTX and/or DEY in connection with selling, marketing and Promotion of a Product in the Territory, including the following, but excluding expenses for Product Samples, sales forces, and salaries for employees performing marketing functions:

     (a) marketing, advertising, Promoting, and educational expenses, including speakers' programs, medical education programs and symposia, relationships with opinion leaders and professional societies, public relations and market research;

     (b)  training and communications materials and detail and visual aids;

     (c)  implementing marketing programs;

     (d) Third Party market data, such as data from IMS or Wolters Kluwer Health; and,

     (e) preparation, storage and distribution of Promotional Materials; provided, however, that Promotion Expenses shall specifically exclude salaries and other internal overhead and/or compensation paid to either Party's employees, including their respective sales forces.

1.47 "Promotion Plan" means a plan established by the Committee, relating to the Promotion of a Product.


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1.48 "Proprietary Information" means any and all scientific, clinical, regulatory, sales, marketing, financial and commercial information or data, customer-related materials, know-how, concepts, ideas, trade secrets, expertise, and all of the foregoing regardless of whether communicated in writing, orally or by any other means, which is owned and under the protection of one Party and is provided by that Party to the other Party in connection with this Agreement.

1.49 "Sales Representative" means a qualified salesperson meeting the requirements set forth in this Agreement, including, but not limited to Section
4.2 and 4.6 of this Agreement, employed by a Party.

1.50 "Samples" means Products provided primarily to Targeted Prescribers for no consideration as part of the marketing, advertising and promotion of the Products.

1.51 "SEC" means the United States Securities and Exchange Commission and any successor agency having substantially the same functions.

1.52 "Term" shall have the meaning set forth in Section 12.1.

1.53 "Territory" means the United States of America (including the District of Columbia) and all of its territories and possessions now or at any time during the Term(s).

1.54 "Third Party(ies)" means a person or entity who or which is neither a Party nor an Affiliate of a Party to this Agreement.

1.55 "Unit" means one trade bottle of one hundred twenty (120) tablets of a Product.

1.56 "Zileuton" means the [**] compound
[**]-1-(1-benzo[b]thien-2-ylethyl)-1-hydroxyurea.

1.57 "Zileuton XR" means the extended-release tablet formulation of Zileuton as described in CRTX's NDA filed thereon. Zileuton XR also is concurrently referred to herein as the "Product."


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

1.58 "Zileuton IR" means the immediate-release tablet formulation of Zileuton marketed as ZYFLO(R) (zileuton tablets) as described in the supplemental NDA relating thereto filed by CRTX. Zileuton IR also is concurrently referred to herein as the "Product."

1.59 "Year" means each consecutive twelve-month period starting January 1 and ending December 31, provided that the first Year of the Term shall start on the Detail Commencement Date and end on December 31, 2007.

Where words and phrases are used herein in the singular, such usage is intended to include the plural forms where appropriate to the context, and vice versa. The words "including", "includes" and "such as" are used in their non-limiting sense and have the same meaning as "including without limitation" and "including but not limited to". References to Articles, Sections, subsections, and clauses are to the same with all their subparts as they appear in this Agreement. "Herein" means anywhere in this Agreement. "Hereunder" and "hereto" means under or pursuant to any provision of this Agreement.

ARTICLE 2

GRANT OF RIGHTS

2.1 CRTX Grant of Co-Promotion Right. Subject to the terms and conditions of this Agreement, CRTX hereby grants to DEY, in the Territory in the Field and during the Term, the non-transferable, exclusive right and license or sublicense (as applicable) under the CRTX Trademarks and the CRTX Patents to Promote and Detail Zileuton IR and Zileuton XR, as applicable, together with CRTX and its Affiliates. Notwithstanding anything to contrary in this Section 2.1, CRTX reserves the right to Promote and Detail the Products with its sales force in the Territory during Term; provided, however, CRTX shall not have the right to grant or license under the CRTX Trademarks and CRTX Patents to any Third Party the right to Promote and Detail the Products in the Territory during the Term of this Agreement. All use by DEY of the CRTX Trademarks shall be under the control of CRTX and subject to CRTX quality standards.


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2.2 CRTX Grant of Exclusive Option to Negotiate Additional Collaboration Rights.
Subject to the terms and conditions of this Agreement, CRTX hereby grants to DEY the exclusive right to negotiate in accordance with this Section 2.2 with CRTX Territory on Additional Zileuton Products in the Territory. By September 1, 2007 with respect to the injectable formulation of Zileuton, and by December 31, 2007 for the remaining Additional Zileuton Products, DEY and CRTX shall enter into the discussion of potential Additional Zileuton Products to determine whether the Parties wish to collaborate on the development and commercialization of any Additional Zileuton Product in the Territory. Until such time, CRTX shall not engage in any discussions with any Third Party regarding the development and commercialization of Additional Zileuton Products in the Territory without DEY's prior written consent. If the Parties reach agreement on the development and commercialization of any Additional Zileuton Products in the Territory, a separate agreement will reflect the terms agreed upon ("CRTX Development Agreement"). The CRTX Development Agreement will include co-promotion terms for any approved Additional Zileuton Product in the Territory resulting from the co-development. If the Parties decide not to collaborate on the development and commercialization of any Additional Zileuton Products in the Territory, or fail to enter into a CRTX Development Agreement by September 1, 2007 with respect to the injectable formulation of Zileuton, and by December 31, 2007 for the remaining Additional Zileuton Products, CRTX shall have the right to enter into discussions and agreements with Third Parties with respect to the development and commercialization of Additional Zileuton Products on or after September 2, 2007 with respect to the injectable formulation of Zileuton and on or after January 1, 2008 for the remaining Additional Zileuton Products.

2.3 DEY Grant of Co-Promotion Rights. As of the date hereof, the Parties shall enter into a binding letter agreement regarding the promotion by CRTX of DEY's [**], the subject of DEY'S NDA #[**].

2.4 Access to Information. Subject to the terms and conditions of this Agreement, each Party shall cooperate in good faith to provide access to and reasonable assistance with its Proprietary Information and other significant information of which it becomes aware that may be legally disclosed and that it reasonably believes may be required for the other to perform its obligations, hereunder.


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

ARTICLE 3

GOVERNANCE

3.1 Joint Commercial Committee.

(1) On or within thirty (30) days after the Effective Date, the Parties shall establish and appoint members to the Joint Commercial Committee ("JCC" or "Committee"), which shall consist of two (2) members from each Party who shall meet in-person, by telephone or by video-conference at least quarterly to review the overall progress as well as the Commercial Plans (as defined below). The JCC will have various responsibilities and all decisions and recommendations by the Committee shall be by unanimous agreement of the respective representatives of DEY and CRTX, and, in the event of a tie, the matter shall be referred for resolution by the Chief Executive Officer of each Party. If the Chief Executive Officers from the Parties cannot resolve a given dispute within thirty (30) days, the parties shall submit the dispute to mediation pursuant to Section 13.6 of this Agreement.

(2) The JCC shall be responsible for all of the following:

     a) Reviewing and approving the detailed strategic marketing, promotion, branding, sample strategy, managed care strategies and plans, sales plans, and annual sales goals for the Products each to the extent allowed by Applicable Laws ("Commercial Plans"). CRTX will develop the initial 2007 pre-launch and launch Commercial Plans, which will be reviewed, adjusted and approved by the JCC. Throughout the Term, CRTX will be responsible for creating and implementing the marketing programs.

     b)   Reviewing and approving the annual Commercial Plans for the Products.

     c) Reviewing strategic sales and marketing issues. and sales incentive plans for the Products.


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     d)   Adjusting each Party's Detail responsibilities if Zileuton XR Net
          Sales for the previous four (4) consecutive Calendar Quarters is less than [**] percent ([**]%) of the annualized Net Sales as of the Launch Period.

     e) Reviewing and approving the targeting and frequency commitment for Details by the respective sales forces on a Calendar Quarter basis.

(3) The initial members of the JCC are set forth on Schedule 3.1. Either Party may replace any or all of its members on the JCC at any time upon written notice to the other. A Party may designate a substitute to temporarily attend and perform the functions of such Party's designated representative at any meeting of the Committee.

(4) The Committee will be used as the forum during the Term for the Parties to discuss Product Promotion strategy, including pre-launch, launch, post-launch and ongoing Promotional activities. In particular, subject to the foregoing and the other terms and conditions of this Agreement, the Committee shall perform the following functions:

     (a) Discuss and advise CRTX in connection with the development of Promotion Plans and Promotion Budgets (including allocation of Promotion Expenses within the Promotion Budget on a quarterly basis for training, Promotional Materials, visual aids and other Promotional activities intended to support the Promotion and Detailing of such Product) for the Products, and any material amendments or modifications to any Promotion Plan or Promotion Budget, provided, however, that the Promotion Budget for the Products shall be not less than (i) US $3.0 million for 2007, as allocated to the categories set forth on the initial Promotion Budget for the Products; and (ii) US $[**] for each Year thereafter until the end of the Post-Launch Period;

     (b) Discuss the actual results of the Promotion of the Products in the Territory as compared to the Promotion Plan;

     (c) Discuss the state of the markets for the Products in the Territory and opportunities and issues concerning the Promotion of the Products in the Territory, including consideration of marketing, promotional and managed care strategy, marketing research plans, labeling, Product positioning and Product


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          profile issues, to determine the kind of marketing and selling efforts that are appropriate;

     (d) Discuss the commercial terms and conditions with respect to the sale and distribution of the Products;

     (e) Review data and reports assembled by CRTX from time to time with respect to the Promotion of the Products in the Territory;

     (f) Review Promotional Materials and promotional activities to be used by the Parties in the Promotion of the Products, including the quantity, method of distribution of, and guidelines for the use of Promotional Materials or educational materials and literature related to the Products;

     (g) Collaborate to develop annual and quarterly forecasts (each, a "Forecast") for sales of the Products; and

     (h) Have such other responsibilities and address any other matters delegated to the Committee under this Agreement or as may be mutually agreed upon in writing by the Parties from time to time.

(5) Primary Contact. DEY and CRTX each shall appoint a person (a "Primary Contact") to be the primary contact between the Parties with respect to the Promotion Plan and to coordinate related correspondence between the Parties. Each Party's initial Primary Contact is set forth on Schedule 3.1. Each Party shall notify the other in writing as soon as practicable upon changing its initial Primary Contact appointment.

(6) Meetings. The Committee shall hold meetings as frequently as reasonably requested during the Term by one of the Parties upon not less than three (3) business days notice to each member of the Committee; provided, however, that
(a) the agenda may be submitted by either Party, and (b) the Committee shall meet on at least a monthly basis during the period commencing on the Effective Date and expiring at the end of the first Year of the Term (with the first meeting to be held not later than thirty (30) days after the Effective Date) and thereafter on at least a quarterly basis through the end of the Term, unless the Parties agree otherwise. Meetings may be held in person, by telephone, or by video conference call and, except as set forth herein, the location of each meeting shall alternate between the Parties' selected locations in California or Massachusetts or such other location as may be mutually agreed upon by the


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

Parties. On advance written notice to the other Party, additional participants may be invited by any representative to attend meetings where appropriate and to address any matters that are within the responsibilities and functions of the Committee. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to participate or attend committee meetings. Any Proprietary Information disclosed in any meeting of the Committee by a Party shall remain Proprietary Information of such Party and shall be treated as confidential.

(7) Minutes of Committee Meetings. Draft minutes of each Committee meeting shall be prepared and distributed by an individual designated by the Committee at least ten (10) Business Days prior to the date of the next scheduled meeting of the Committee and shall be approved as the first order of business at the immediately succeeding meeting of the JCC. Such minutes shall include only key discussion points and decisions made and provide a list of any identified issues yet to be resolved.

ARTICLE 4

PROMOTION AND MARKETING ACTIVITIES / PARTY OBLIGATIONS / IP / TRAINING

4.1 General. Each Party will diligently Promote the Products in the Territory during the Term, subject to the terms and conditions of this Agreement and in accordance with its business, legal, medical and scientific judgment and all Applicable Laws.

4.2 Sales Forces. During the Term, each Party will provide a professional, appropriately-trained sales force to support its obligations under this Agreement. The sales force of each Party shall remain under the direct and exclusive authority, supervision and control of that Party at all times during the Term. For purposes of this Agreement, all members of DEY's sales force performing Details on the Product shall be employees of DEY. CRTX shall not be involved in the interviewing, selection or hiring or the management or supervision of DEY's sales force. DEY shall use Commercially Reasonable Efforts to ensure that the qualifications of its Sales Representatives meet or exceed the minimum criteria (including, without limitation, with respect to education and sales experience) required by DEY as of the date hereof with respect to its Sales Representatives detailing products other than the Products. For purposes of this


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Agreement, all members of CRTX's sales force shall be employees of CRTX. DEY shall not be involved in the interviewing, selection or hiring or the management or supervision of CRTX's sales force.

4.3 DEY Obligations:

(1) During the Pre-Launch Period, DEY shall perform Details on at least [**] Detail Targets on an average of [**] times per month to Detail Zileuton IR in the second position.

(2) During the Launch Period, DEY shall deliver [**] Details per full calendar month to Detail Targets for Zileuton XR in the second position. [**] percent ([**]%) of the Details shall be delivered to Detail Targets who are respiratory specialists (i.e., allergists and pulmonologists) at a frequency of [**] per month.

(3) During the Post-Launch Period, DEY shall deliver [**] Details per month to Detail Targets for Zileuton XR in the second position. [**] percent ([**]%) of the Details shall be delivered to Detail Targets who are respiratory specialists (i.e., allergists and pulmonologists)

(4) During the Post-Exclusivity Period, DEY shall deliver [**] Details per month to Detail Targets for Zileuton XR in at least the tertiary or reminder position. [**] percent ([**]%) of the Details shall be delivered to Detail Targets who are respiratory specialists (i.e., allergists and pulmonologists); provided, however, DEY shall have the option not to do so for the remainder of the initial Term (i) if the JCC estimates that annual Zileuton XR total Net Sales will be less than US $[**], or (2) if the total Net Sales in the prior four (4) Calendar Quarters were less than US $[**]. DEY shall exercise this option by providing a written notice to CRTX one month before terminating its Detailing efforts.

(5) For Details described in Subsections 4.4 (1) through (4), DEY shall provide Details to Detail Targets who the JCC agrees qualify as potential targets for the Products. The JCC also will determine an optimal level of Detail frequency for all targeted physicians.

(6) In Years 2008 through 2010, DEY will contribute fifty percent (50%) of the documented total Zileuton XR Promotion Expenses that are developed and approved by the JCC. DEY'S contribution to the annual Zileuton XR Promotion Expenses shall be a minimum of US $3.0 million per Year and, upon achievement of that minimum, no more than [**] percent ([**]%) of the Net Sales for the Year. During the Term of the Agreement, DEY also is responsible for salaries for its own employees performing marketing functions, which shall be separate from and in addition to the required Zileuton XR Promotion Expenses. Sales Representative expenses and Sample expenses shall also be separate from and in addition to the required Zileuton XR Promotion Expenses.

(7) DEY shall acquire from CRTX supplies of Zileuton IR Samples for Committee-approved sampling activities by DEY sales force at [**] percent ([**]%) of the actual cost of such Zileuton IR Samples to CRTX, except for the calendar year 2007, during which CRTX will provide such Zileuton IR Samples free of charge to DEY.

(8) DEY shall acquire from CRTX the Zileuton XR Sample supplies for the sampling activities by DEY sales force at CRTX's [**] in all periods during the Term.

(9) DEY'S incentive compensation plan for its Sales Representatives detailing the Products shall reflect secondary position or tertiary position of the Products with the goal of ensuring quality secondary or tertiary product Details. Compensation shall align with such plan.

(10) DEY shall provide the support of its managed care group to negotiate contracts and otherwise engage in activities with payors to ensure favorable managed care access. This support will begin on the April 1, 2007 and will continue throughout the year ended December 31, 2007. As part of such support, the managed care group will provide CRTX with advice and logistical support regarding managed care strategy, provide regular status and progress reports, details regarding current, past and future managed care presentations regarding the Products, provide contact information and copies of actual and template contracts and presentations as reasonably requested by CRTX. For subsequent Years, CRTX will have the option to have DEY continue this effort on a Calendar Quarter basis, but will provide DEY with three (3) months prior written notice if it wishes DEY to stop such efforts, and DEY will assist with transition of such managed care efforts to CRTX.

(11) DEY shall not, directly or indirectly, manufacture, Detail, sell, market or promote any product (except for Products during the Term of the Agreement) containing Zileuton as one of the active pharmaceutical ingredients in the Territory during the Term. If this Agreement expires or terminates for any reason, DEY shall not, directly or indirectly, manufacture, Detail, sell, market or promote any product containing Zileuton as one of the active pharmaceutical ingredients for sale in the Territory until the later of (i) one year after such expiration or termination or (ii) March 15, 2012 (the "Post-Termination Non-Compete Period"); provided, however, if a Third Party AB-rated generic product to Zileuton XR enters the Territory during this Post-Termination Non-Compete Period, DEY will (i) have the exclusive right to be CRTX's exclusive Authorized generic authorized generic co-promotion partner on terms to be mutually-agreeable to the Parties and (ii) DEY will no longer be held to the Post-Termination Non-Compete Period. Notwithstanding the foregoing, if this Agreement is terminated by DEY pursuant to Section 12.2(2), by DEY pursuant to
Section 12.2(4), or by DEY pursuant to Section 12.2(6), the Post-Termination Non-Compete Period in this Section 4.3(11) shall be void; provided, however, the DEY and CRTX shall continue to abide by the provisions of Section 9 of this Agreement after such termination.

(12) DEY shall use Commercially Reasonable Efforts to initiate its Promotions of Products with its existing sales force no later than May 1, 2007.

4.4 CRTX Obligations:

(1) During the Pre-Launch Period, CRTX shall deliver at least [**] Details per month in the first position for Zileuton IR.

(2) During the Launch Period and the Post-Launch Period, CRTX shall deliver at least [**] Details per full calendar month in the first position for Zileuton XR.

(3) During the Post-Exclusivity Period, CRTX shall deliver at least [**] Details per month in at least tertiary position; provided, however, CRTX shall have the option not to do so for the remainder of the initial Term (i) if the JCC estimates that annual Zileuton XR total Net Sales will be less than US $[**], or
(2) if the total Net Sales in the prior four (4) Calendar Quarters were less than US $[**]. CRTX shall exercise this option by providing a written notice to DEY one month before terminating its Detailing efforts.

(4) CRTX is responsible for all Promotion Expenses for the Products in Year 2007, which shall be a minimum of US $3.0 million. In Years 2008 through 2010, CRTX will contribute fifty percent (50%) of the Zileuton XR Promotion Expenses, which are developed and approved by the JCC. CRTX contribution to the Zileuton XR Promotion Expenses shall be at least US $3.0 million per Year, and upon achievement of that minimum, no more than [**] percent ([**]%) of the Net Sales for the Products for the Year. During the term of the Agreement, CRTX is also responsible for salaries for its own employees performing marketing functions, which shall be separate from and in addition to Product Promotion Expenses (and also includes detail aids, promotional items, market research). CRTX Sales Force expenses and Sample expenses shall also be separate from and in addition to Product Promotion Expenses.

(5) CRTX'S incentive compensation plan for its Sales Representatives detailing the Products shall reflect primary, secondary or tertiary position of the Products with the goal of ensuring quality primary, secondary or tertiary product Details. Compensation shall align with such plan.

(7) CRTX shall conduct, control, and fund Phase III/IV clinical trials for Zileuton XR at its discretion. The aggregate total cost of the trials for 2007 and 2008 shall be a minimum of US $[**].

(8) CRTX, at its sole expense, will be responsible for obtaining and maintaining all applicable regulatory approvals for Products and approving and submitting all Promotional Materials in Territory, all as according to Applicable Laws.

(9) CRTX will also be solely responsible for the following:

     a) Setting the pricing of the Products covered under this Agreement and approving Standard Deductions to wholesalers, managed care organizations or Federal, state or local government programs (e.g., Medicare or Medicaid) related to the Products;

     b) Maintaining its exclusive rights to the Products in the Territory, other than those granted to DEY herein;

     c) Using Commercially Reasonable Efforts to supply and distribute GMP compliant Products in accordance with each Product's respective specifications;

     d) Using Commercially Reasonable Efforts to supply and ship to DEY at DEY'S facility in Allen, TX sufficient quantities of GMP-compliant commercial Zileuton IR Samples for DEY's sampling program, as approved by the Committee, which Zileuton IR Samples shall be provided [**] to DEY during calendar year 2007 and at [**] percent ([**]%) of the actual cost to CRTX for Zileuton IR Samples provided to DEY after calendar year 2007 and for which Zileuton IR Samples; provided, CRTX shall pay for all shipping charges of such Zileuton IR Samples; and

     e) Using Commercially Reasonable Efforts to supply and ship to DEY at DEY'S facility in Allen, TX sufficient quantities of GMP-compliant commercial Zileuton XR Samples for DEY's sampling program, which Zileuton XR Samples shall be provided at CRTX's [**]; provided, CRTX shall pay for all shipping charges of such Zileuton XR Samples.

(10) CRTX shall use Commercially Reasonable Efforts to provide DEY with final draft Promotional Materials updated as agreed by the Parties and training materials for the performance and supervision of Calls by no later than April 6, 2007, which the Parties agree is necessary in order for DEY to meet the Detail Commencement Date. Such Promotional Materials shall be provided without cost to DEY, and the cost shall be part of the Annual Promotion Budget. CRTX shall be solely responsible for the preparation, content and method of distribution of the Promotional Materials to one location designated by DEY. DEY's Sales Representatives shall use only the Promotional Materials provided by CRTX in conducting Calls hereunder and shall not develop, create, or use any other promotional material or literature, or any other materials of any kind in connection with the Detailing of the Products. CRTX will coordinate with DEY to replenish supplies of Promotional Material to one location designated by DEY when depleted on a timely basis. CRTX shall advise DEY promptly of any inaccuracy or incompleteness of the Promotional Materials or labeling. Upon such notice, DEY will advise its representatives to cease the use of all of the Promotional Materials or labeling (or any portion thereof) so identified by CRTX and will either destroy or return such Promotional Materials or labeling to CRTX, at CRTX's instruction and expense, and CRTX shall furnish DEY with corrected or complete Promotional Materials or labeling as soon as practicable thereafter. CRTX shall be responsible for all interactions with the FDA regarding approval and /or submission of all Promotional Materials.

(11) CRTX shall use Commercially Reasonable Efforts to provide all necessary support to DEY to enable DEY to begin Promoting the Products by the Detail Commencement Date.

4.5 Intellectual Property. Each of CRTX and DEY shall retain their respective intellectual property rights, including without limitation, all patents (including CRTX Patents) and patent applications, copyrights and trademarks (including CRTX Trademarks), owned by such Party as of the Effective Date or otherwise arising during the Term and relating to such Party's respective existing programs and materials in all formats (print, video, audio, digital, computer, etc.) regarding sales training, patient education and disease management programs owned or controlled by such Party at the time such materials are shared with the other Party, as well as any modifications of such programs each may develop in the future which are not specific to the Products. Except as otherwise prohibited by Applicable Laws and as otherwise set forth herein, all Promotional Materials used during the Term, including journal advertising and sales aids (excluding packaging and FDA approved Product labeling) may display the names and logos of CRTX and DEY. Except as otherwise prohibited by Applicable Laws, and to the extent reasonably practicable, all Promotional Materials will indicate that the applicable Product is manufactured and sold by CRTX, promoted by DEY and CRTX, and that the CRTX Trademarks are owned by CRTX and that the DEY Trademarks are owned by DEY. Notwithstanding the foregoing, the Parties acknowledge and agree that, to the extent CRTX has existing stock of Promotional Materials, CRTX shall be permitted to utilize such stock and to provide such stock to DEY for use in connection with its promotional efforts prior to the development and distribution of new Promotional Materials displaying the names and logos of both CRTX and DEY. During the Term, all applicable logos, subject to compliance with Applicable Laws, shall be prominently displayed in accordance with each Party's specifications and be of similar size to each other on all such materials. Each Party hereby consents to such use of its name and logo, provided that the other Party adheres to the agreed upon format and language and, provided further, that neither Party will acquire any ownership rights in the other Party's name or logo, or any rights to use the other Party's name or logo beyond those set forth in this Section 4.5. After expiration of the Term or after the termination of this Agreement, neither Party will include any of the other Party's names or logos on any Promotional Materials, except as required by Applicable Laws. If either party's corporate name or logo should change from what it is at Effective Date of this Agreement, such Party shall be responsible and reimburse the other party for all additional expenses in connection with procuring additional stock of Promotion Materials as a result of such name or logo change.

4.6 Training.

(1) Each Party shall have the responsibility for training its sales force with respect to the Promotion of the Products in the Territory, and each Party will be solely responsible for all costs associated with training its respective sales force. During the Term, CRTX shall provide DEY with such assistance as is reasonably requested by DEY and as mutually agreed to in connection with the training programs to help ensure that the training of DEY'S sales force will be consistent with the training provided to CRTX's sales force regarding the Products in the Territory.

(2) During the Term, CRTX shall provide DEY with sufficient quantities of training materials relating to the Products in order to meet the Projected Detail Commencement Date, including an up-to-date programmed learning unit for "at home" study. Such materials shall be provided to DEY free of charge for distribution to the DEY sales force, and all costs associated with the preparation and distribution of training materials shall be deemed Promotion Expense and the cost counted toward the Annual Promotion Budget.

(3) All expenses during the Term that are incurred by either Party and associated with any launch meeting or any training meetings for the Products for such Party's sales force shall be the responsibility of the Party incurring such cost. Promptly after the Effective Date, CRTX and

DEY shall agree on a mutually convenient schedule that will enable the training of the DEY sales force in sufficient time to meet the Projected Detail Commencement Date.

(4) In addition to the training referred to above, during the Term, each Party shall conduct separate training programs for their respective sales force with respect to the Medicare and Medicaid Anti-Kickback Statute, as set forth at 42 U.S.C. Section 1320(a)-7b(b) and the acts prohibited thereunder, PDMA regulations, and all other applicable guidances relating to promotion of Product, including, without imitation, the PhRMA Code on Interactions with Healthcare Professionals. Upon completion of such additional training, each sales force member shall be required to sign a certificate acknowledging their receipt of such training and certifying and acknowledging their understanding of the conduct of the training.

4.7 Other Marketing and Promotion Services.

(1) CRTX shall provide such other Promotional activities, as applicable, which are an integral part of the implementation of Promotion plans to support the activities normally undertaken by a professional sales representative of a pharmaceutical company comparable in size to DEY and CRTX to Promote a particular prescription pharmaceutical product aimed at encouraging the appropriate use of such product by a health care professional with actual prescribing authority or influence or, in the case of the Products, to prepare for such activities. CRTX shall incur Promotional Expenses up to the amount set forth in the applicable Promotion Budgets. CRTX shall be responsible for payment on a timely basis of all Promotion Expenses set forth in the Promotion Budgets in accordance with such budgets.

(2) CRTX or its Third Party contractor shall provide reasonable order entry, customer service, reimbursement management, medical affairs (including reports for all Adverse Events as set forth herein at Article 6), medical or drug information, warehousing, physical distribution, invoicing, credit and collections (including maintaining and enforcing the credit policy applicable to the Products) production forecasting and other related facilities and services necessary or desirable for the manufacturing and supply, distribution, marketing, Promotion and sales of the Products under this Agreement. Such services shall include contract administration, including handling wholesaler chargebacks, managed care contracts, federal and state government contracts, rebate contracts, long-term care contracts, performance-based contracts, and hospital purchasing contracts. CRTX shall book all sales and be exclusively responsible for accepting and filling purchase orders for Product and for processing billing and returns with respect to the Products.

(3) CRTX will (i) provide DEY with reasonable access (at DEY's expense for any additional work that DEY may request) to all medical advisors and consultants and with medical education, medical or drug information regarding the Products and FAQs, and public relations agencies engaged by CRTX with respect to the Promotion of the Products (collectively, "Product Advisors") and (ii) allow DEY to participate in meetings or discussions relating to marketing, medical education programs, or any other promotional activities relating principally to the Products between CRTX and any Product Advisor.

(4) In addition to any other reports required by this Agreement, CRTX shall provide to DEY at no cost to DEY (i) on a monthly basis, within [**] days after the end of each month beginning or ending during the Term, (A) a reconciliation of actual Promotion Expenses incurred to the Promotion Budget; (B) reports of Net Sales, including any Standard Deductions from the gross amount invoiced for the immediately preceding month; (ii) on a monthly basis, the number of Units of each Product sold in the Territory by customer account; and, as well as such other reports as may be reasonably requested by DEY in connection with the performance of the Parties' obligations hereunder.

4.8 Covenants of the Parties.

(1) CRTX covenants that, during the Term, the CRTX sales force shall (i) limit its claims of efficacy and safety for the Products to those that are consistent with approved promotional claims and FDA-approved prescribing information for the Products in the Territory; (ii) not add, delete or modify claims of efficacy and safety in the Promotion of the Products from those claims of efficacy and safety that are consistent with the FDA-approved prescribing information; (iii) use the Promotional Materials in accordance with this Agreement and Applicable Laws; (iv) Promote the Products in accordance with Applicable Laws; and, (v) comply with the CRTX code of business conduct and Comprehensive Compliance Program.

(2) DEY covenants that, during the Term, the DEY sales force shall (i) limit its claims of efficacy and safety for the Products in the Territory to those that are consistent with approved promotional claims and FDA-approved prescribing information for the Products; (ii) not add, delete or modify claims of efficacy and safety in the Promotion of the Products under this Agreement from those claims of efficacy and safety that are consistent with the FDA-approved prescribing information; (iii) use the Promotional Materials in accordance with this Agreement and Applicable Laws; and (iv) Promote the Products in accordance with Applicable Laws; and, (v) comply with the DEY Code of Conduct and compliance program.

ARTICLE 5

FINANCIAL TERMS / PAYMENTS / STATEMENTS

5.1 DEY will make a US $3 million non-refundable payment to CRTX upon the Effective Date of this Agreement.

5.2 DEY will pay CRTX non-refundable payments of:

     a. US $4 million within twenty (20) days after the US FDA's NDA approval of Zileuton XR;

     b. US $5 million within twenty (20) days after the Commercial Milestone Date for Zileuton XR in the Territory; and

     c. Amounts owed by DEY for its portion of (i) Zileuton XR Promotion Expenses pursuant Section 4.3(6) of this Agreement, (ii) Sample costs pursuant Section 4.3(7) of this Agreement, or (iii) Sample costs pursuant to Section 4.3(8) of this Agreement, each within thirty (30) days after from receipt of invoice from CRTX.

5.3 CRTX shall pay DEY for the support of DEY's Managed Care group to negotiate contracts and otherwise engage in activities with payors to ensure favorable managed care access from April 1, 2007 until December 31, 2007 and for subsequent Calendar Quarters that CRTX exercises its option to have DEY continue this effort during the Term of this Agreement. The payment for each Calendar Quarter shall be $70,312.50 (prorated for partial Calendar Quarters), which shall be paid quarterly in arrears to DEY and which shall be increased each

Year, if CRTX elects to extend such services, by [**] percent ([**]%) per annum during the Term of the Agreement.

5.4 CRTX will pay DEY a Co-Promotion Fee for the Pre-Launch Period, which shall be calculated and paid as follows:

     a. The Co-Promotion Fee shall be seventy percent (70%) of the Zileuton IR total Above Baseline Quarterly NSMR, calculated on a quarterly basis.

     b. No Co-Promotion Fee will be paid with respect to NSMR of Zileuton IR in any Calendar Quarter if the NSMR of Zileuton IR in such quarter is less than the Baseline Quarterly NSMR.

     c. The Co-Promotion Fee will be paid quarterly within 30 days after the end of the applicable Calendar Quarter.

5.5 CRTX will pay DEY a Co-Promotion Fee for the Launch Period, which shall be calculated and paid as follows:

     a) The Co-Promotion Fee shall be thirty-five percent (35%) of the Products' total Above Baseline Quarterly NSMR, calculated on a quarterly basis.

     b) No Co-Promotion Fee will be paid with respect to NSMR of Products in any Calendar Quarter if the NSMR of Products in such quarter is less than the Baseline Quarterly NSMR.

     c) Subject to Section 5.8(3), the Co-Promotion Fee will be paid quarterly within 30 days after the end of the applicable Calendar Quarter.

5.6 CRTX will pay DEY a Co-Promotion Fee for the Post-Launch Period, which shall be calculated and paid as follows:

     a) The Co-Promotion Fee shall be thirty-five percent (35%) of the Products' total Above Baseline Quarterly NSMR, calculated on a quarterly basis.

     b) No Co-Promotion Fee will be paid with respect to NSMR of Products in any Calendar Quarter if the NSMR of Products in such quarter is less than the Baseline Quarterly NSMR.

     c) Subject to Section 5.8(3), the Co-Promotion Fee will be paid quarterly within 30 days after the end of the applicable Calendar Quarter.

5.7 CRTX will pay DEY a Co-Promotion Fee for the Post-Exclusivity Period, which shall be calculated and paid as follows:

     a) The Co-Promotion Fee shall be twenty percent (20%) of the Products' total Above Baseline Quarterly NSMR, calculated on a quarterly basis.

     b) No Co-Promotion Fee will be paid with respect to NSMR in any Calendar Quarter if the NSMR of Products in such quarter is less than the Baseline Quarterly NSMR.

     c) Subject to Section 5.8(3), the Co-Promotion Fee will be paid quarterly within 30 days after the end of the applicable Calendar Quarter.

     d) If, pursuant to Section 12.2(1), CRTX terminates this Agreement, CRTX will be obligated to pay DEY until the end of the initial Term, as follows: [**] percent ([**]%) of the amount due DEY under Section 5.7a, above, for up to four (4) subsequent Calendar Quarters after the effective date of such termination and, for any additional Calendar Quarters until the end of the initial Term, if any, [**] percent ([**]%) of the amount due DEY under Section 5.7a, above.

5.8 Reports / Reconciliations / Records.

(1) DEY will provide CRTX actual Product detailing information monthly within [**] days of the close of each month. DEY shall keep complete and accurate records of the actual Product Details made by its Sales Representatives (including, without limitation, names and identification numbers of doctors, dates of presentations, whether the call is a primary, secondary or tertiary product presentation, and the number of Samples delivered per Detail, as well as the number of Sales Representatives in DEY's sales force Detailing the Products at the end of each calendar month) and the other activities carried out pursuant to this Agreement. For Sample distribution, the records shall include the number of Samples dropped, the lot number of each sample, the doctor's name and address and date of delivery made by each Sales Representative. DEY shall make such records available to CRTX during DEY's regular business hours upon reasonable advance notice and no more than four times during any Agreement Year and shall provide CRTX a report summarizing such matters within [**] days after the end of each calendar month. The summary shall contain the details of sample distribution records as detailed above. DEY shall maintain such records for [**] years following the period to which they relate. DEY shall provide CRTX [**] months' prior written notice of its intention to destroy such records; CRTX shall have the right to obtain such records from DEY prior to the time of DEY's proposed destruction date at CRTX's own expense. DEY acknowledges and agrees that CRTX may from time to time (but no more often than once in any Year) audit, or retain an independent third party audit service to audit, DEY's activities under this Agreement, including, but not limited to, Details and call and Sample reporting. Such independent audit service shall keep confidential any information obtained during such examination and shall report only the information which is the subject of the audit.

(2) Any change in the amount that would have been payable from CRTX to DEY under this Agreement which results from any restatements to a prior period's financial results due to errors, omissions, or any other misstatements, shall be added to or deducted from, as applicable, the amount of the next Quarterly Payment due under this Agreement.

(3) CRTX shall keep, and shall require its Affiliates to keep, complete and accurate records in sufficient detail to permit accurate determination of all amounts necessary for calculation and verification of all payment obligations set forth in this Article 5. In the event payments required to be made under this Section 5 are not made on or prior to the required payment date, the amount of the late payment shall bear interest at the Prime Rate plus 2% commencing on the date such payment is due until such date as the payment is made. "Prime Rate" for purposes of this Section 5 shall mean the prime rate of Citibank, N.A. in New York, New York as published in the Wall Street Journal computed on a daily basis and shall change when and as the Prime Rate changes.

5.9 Audits.

(1) Upon no less than [**] Business Days prior written notice of DEY, CRTX shall permit an independent certified public accounting firm of recognized standing (but not Deloitte & Touche

LLP or DEY's current accounting firm), selected by DEY and reasonably acceptable to CRTX (the "Independent Accountant"), as well as representatives of DEY, to have access during normal business hours to such of the records of CRTX to the extent necessary to verify the accuracy of the reports under this Section 5 for any Year ending not more than [**] months prior to the date of such request. The Independent Accountant shall disclose to DEY whether the reports are correct or incorrect, the specific details concerning any discrepancies and such other information that should properly be contained in a report required under this Agreement. The number of audits conducted of the records of CRTX pursuant to this Section 5 shall not exceed [**] with respect to each Year of the Term or [**] with respect to the last Year of the Term.

(2) If the Independent Accountant concludes that additional amounts were owed by CRTX for such Year, CRTX shall pay the additional payments, together with interest at the Prime Rate on the amount of such underpayment, within [**] Business Days of the date DEY delivers to CRTX the Independent Accountant's written report so concluding unless the report and alleged underpayment is reasonably contested in accordance with Section 5.9(5) of the Agreement. In the event that, following the Independent Accountant's review and the conclusion of any dispute with respect thereto, it is determined that that amounts were overpaid by CRTX during such period, DEY shall repay CRTX the amount of such overpayment within [**] Business Days of the date DEY delivers to CRTX such accounting firm's written report so concluding. The fees charged by such accounting firm shall be paid by DEY; provided, however, that if an error in favor of DEY of more than [**]% of the Co-Promote Fee for most recent Calendar Year is discovered, then the fees and expenses of the accounting firm shall be paid by CRTX.

(3) Upon the expiration of [**] months following the end of any Year for which CRTX has made payment in full of amounts payable with respect to such year, and in the absence of negligence or willful misconduct of CRTX or a contrary finding by an accounting firm provided pursuant to this Section 5, such calculation shall be binding and conclusive upon CRTX, and CRTX shall be released from any liability or accountability with respect to payments for such year.

(4) Each Party shall treat all financial information subject to review under this Section 5.3 in accordance with the confidentiality provisions of this Agreement.

(5) Either Party may dispute the report of the Independent Accountant by written notice to the other Party given within [**] days of receipt of such report, setting forth in reasonable detail such Party's objections to such report and the basis therefor. Any such dispute shall be resolved in accordance with the provisions of Section 13.6 of this Agreement.

5.10 Calculations / Currency of Payment. All calculations herein shall give pro-rata effect to and shall be proportionally adjusted by giving effect to the actual number of days in the applicable Calendar Quarter or Year, respectively. All payments due under this Agreement shall be payable in United States dollars.

ARTICLE 6

REGULATORY MATTERS

6.1 CRTX shall fulfill and discharge on a timely basis all obligations under all Applicable Laws as are necessary or customary in accordance with accepted business practices and legal requirements to maintain the authorization and/or ability to manufacture, finish, package, store, label and promote the Products in each country where they are so manufactured, finished, packaged, stored, labeled, and promoted and to import, sell, or market Products in the Territory, including, without limitation, the obligations set forth in this Article 6. CRTX shall be responsible for review and approval of all Promotional Materials to be used by the Parties for the Products.

6.2 CRTX's obligations hereunder shall include as reasonably necessary and applicable the maintenance of all regulatory approvals necessary (i) for the manufacture, finishing and labeling of Products in accordance with cGMPs, (ii) for the importation of Product into the U.S., if applicable, and (iii) for the use and marketing of Products for all approved indications in the U.S., including, without limitation, maintaining such records and filing such reports as may be required under the provisions of the Act, as well as applicable state and federal law including, without limitation, all Promotional Materials and labeling relating to Products. All communications with government agencies concerning any Product shall be the sole responsibility of CRTX, provided that during the Term, DEY shall (i) provide reasonable cooperation with CRTX to the extent deemed reasonably necessary by the Parties to respond to such communications; and (ii) have the right to communicate with the FDA or any other governmental agency regarding the Products if such communication is necessary to comply with the terms of this Agreement or the requirements of Applicable Laws or governmental order.

6.3 CRTX's obligations hereunder shall include obtaining any necessary FDA approvals of any Product Label, FDA-Approved Prescribing Information, labeling, monographs and packaging, and Promotional Materials used in connection with the Products. post FDA approval. CRTX will provide DEY draft copies of proposed post-approval labeling changes or modifications to the Product Label, FDA-Approved Prescribing Information and labeling for comments, which will be considered by CRTX. CRTX shall also provide DEY with final copies of such FDA submissions within [**] days after filing with the FDA. In addition, CRTX will provide DEY copies of DDMAC 2253 submissions and copies of any correspondence with DDMAC regarding Products post-approval.

6.4 Recalls and Other Corrective Action. CRTX shall have the sole right and responsibility to conduct, [**] any recall, market withdrawals, or other corrective action related to Product in the Territory. At CRTX's [**], Dey shall provide information, as needed by CRTX to conduct such recall, market withdrawals, or other corrective action related to Product in the Territory.

6.5 Adverse Events. CRTX shall use its established operating procedures to report Adverse Events to the FDA in accordance with Applicable Laws. Such operating procedures shall include any measures necessary for CRTX to fully comply with such Applicable Laws. In any event, DEY shall use Commercially Reasonable Efforts to notify CRTX within [**] hours of DEY becoming aware of any Adverse Event (as set forth in 21 CFR 314.80); provided, however, such failure(s) shall not be a breach under this Agreement unless the frequency is more than [**] in any Calendar Year. CRTX shall be solely responsible for the timely filing with the FDA of all Adverse Event reports. CRTX shall promptly provide to DEY copies of all 7 day or 15 day expedited reports, periodic reports and safety analyses, and safety summary submissions to the FDA or other governmental agency. CRTX's central safety department will use its existing toll-free phone number for patients, physicians and others to report Adverse Events. The costs of such reporting and of all services provided in connection with Adverse Events hereunder shall be borne solely by CRTX. CRTX will timely collect information about the Adverse Events, initiate and conduct reasonably required investigations, determine if physical or other testing of Product appears to be reasonably required, determine the nature of the Adverse Event based on data and reports it has obtained, and issue any reports, analyses, or summaries of its activities as may be required by Applicable Laws, including, without limitation, preparing and filing with the FDA on a timely basis such reports as are necessary and appropriate. Copies of all such reports, including reports filed by CRTX with the FDA, will be provided to DEY within [**] days.

6.6 Regulatory Cooperation. During the Term, each Party shall inform the other Party within [**] days of its receipt of any information that: (i) raises any concern regarding the safety or efficacy of Product; (ii) concerns suspected or actual Product tampering or contamination or other similar problems with respect to Product; (iii) is reasonably likely to lead to a recall or market withdrawal of Product; or (iv) concerns any ongoing or potential FDA investigation, inspection, detention, seizure or injunction or other action involving Product or (v) any circumstances that are reasonably likely to materially adversely impact the manufacturing or supply of the Products (including the failure of any batch of Finished Products to meet the Zilueton IR or Zileuton XR Specifications that CRTX reasonably deems such failure likely to impact such supply).

6.7 Safety Contacts. All safety related reports and correspondence shall be addressed to: Dana C. Hilt, M.D., Chief Medical Officer, Critical Therapeutics, Inc., (fax number (781) 402-5729; telephone number (781) 402-5700), or such other safety representative as may be designated by CRTX.

6.8 Safety Meetings. A representative of DEY shall be entitled to attend in person or by telephone conference, and to receive on a timely basis any written minutes of, any internal safety review or annual product labeling meetings held by CRTX relating to a Product. CRTX shall provide DEY with reasonable advance notice of the date, time and location of such meetings. Such information shall be confidential.

6.9 Medical Inquiries. CRTX and its Third Party contractors shall be responsible for responding to medical questions or inquiries from members of the medical and paramedical professions and consumers regarding the Products, including the distribution of standard medical or drug information letters, provided a form of such letter has been approved by CRTX, resulting from the activities of the sales forces except as otherwise specifically agreed to between the Parties. During the Term, DEY shall promptly communicate to CRTX all comments, requests and inquiries of the medical profession or any other Third Parties for information relating to the Products, including prescription, Sampling, and safety information, within the Territory, of which it becomes aware. During the Term, upon the reasonable request of CRTX, DEY shall provide reasonable cooperation to CRTX to the extent deemed necessary to respond to such communications and CRTX shall provide copies of the responses given, in accordance with the Applicable Laws, including, but not limited to, any regulations and policies of the FDA, applicable to DEY. CRTX shall formulate responses to such inquiries, including the content of any Frequently Asked Questions. If appropriate, CRTX shall establish a centralized database to document and track medical inquiries.

6.10 Product Quality Complaints. During the term CRTX or its designated agent shall have the full responsibility for responding to complaints from CRTX's Product Quality Complaints. DEY shall promptly notify CRTX in writing of any and all Product Quality Complaints received by DEY in accordance with a procedure mutually agreed to by the parties. All out-of-pocket costs incurred in respect of this Section 6.10 shall be borne by CRTX.

6.11 Storage of Product Samples. Product Samples stored by or on behalf of DEY during the Term has been and will be stored in accordance with and will conform to the storage conditions of the Product Samples, cGMPs, other applicable FDA and other regulatory standards and such quality assurance practices as are standard. Upon request of CRTX, DEY shall permit duly authorized representatives of CRTX or its third party designees, [**] every calendar year (or more frequently if an audit reveals significant concerns from the perspective of CRTX, acting reasonably, that require appropriate additional audit follow-up) during normal business hours and upon reasonable prior written notice, and in any event on not less than [**] days notice, to audit DEY's warehouse facility. CRTX shall provide DEY with the approved storage conditions for the Product Samples.

6.12 Product Samples and PDMA Compliance. DEY is responsible to distribute Product Samples and maintain all documentation of sampling and reporting in compliance with all Applicable Laws, including the PDMA. DEY shall notify promptly CRTX in writing of any FDA reportable event in connection with all reports submitted to FDA on diversion, theft or loss of Product Samples in connection with the CFR. Upon request of CRTX, DEY shall permit duly authorized representatives of CRTX or its third party designees, [**] every calendar year (or more frequently if an audit reveals significant concerns from the perspective of CRTX, acting reasonably, that require appropriate additional audit follow-up) during normal business hours and upon reasonable prior written notice, and in any event on not less than [**] days notice, to audit DEY's PDMA compliance records relating to the Product Samples.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 General Representations. Upon the Effective Date, each Party hereby represents and warrants to the other Party as follows:

     (a) Such Party is a corporation (in the case of CRTX) or limited partnership (in the case of DEY) duly organized, validly existing and is in good standing under the laws of the jurisdiction of its organization, is qualified to do business and is in good standing as a foreign corporation or limited partnership, as the case may be, in each jurisdiction in which the conduct of its business or the ownership of its properties requires such qualification and failure to have such would prevent it from performing its obligations under this Agreement;

     (b) The execution, delivery and performance by such Party of this Agreement have been duly authorized by all necessary corporate action and do not and will not (i) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to it or any provision of its charter or bylaws (in the case of CRTX) or certificate of limited partnership or limited partnership agreement (in the case of DEY); or

          (ii) conflict with or constitute a default under any other agreement to which such Party is a party;

     (c) This Agreement has been duly executed and is a legal, valid and binding obligation of such Party, enforceable against it in accordance with the terms and conditions hereof, except as enforceability may be limited by (i) any applicable bankruptcy, insolvency, reorganization, moratorium or similar law affecting creditor's rights generally, or
          (ii) general principles of equity, whether considered in a proceeding in equity or at law; and

     (d) Such Party has obtained all authorizations, consents and approvals, governmental or otherwise, necessary for the execution and delivery of this Agreement, and to otherwise perform such Party's obligations under this Agreement.

7.2 Additional CRTX Representations and Warranties. Upon the Effective Date, CRTX hereby represents and warrants to DEY that:

     (a) The Promotional Materials are not false or misleading in any material respect, and are substantially in compliance with the Act and all rules and regulations of the FDA;

     (b) CRTX has no reason to believe that any of the CRTX Patents are, or are likely to be held, invalid or unenforceable; and the CRTX Patents are in full force and, to the knowledge of CRTX, not subject to any pending or threatened re-examination, opposition, interference or litigation proceedings;

     (c) Except as otherwise indicated in Schedule 1.16, CRTX is the sole and exclusive owner of, or controls and has the exclusive rights to use, license and/or sublicense in the Territory, the CRTX Patents and the CRTX Trademarks, and the CRTX Patents owned by CRTX and the CRTX Trademarks are not subject to any encumbrance, lien or claim of ownership by any Third Party except as set forth in the "Other CRTX Agreements" (as defined below); CRTX has not granted to any Third Party any license, or other rights to use the CRTX Patents or the CRTX Trademarks in the Territory or to import, manufacture, distribute, use, sell or offer to sell any of the Products in the Territory, which conflict with the rights granted to DEY hereunder; at no time during the Term shall CRTX encumber or grant rights in or with respect to the CRTX Patents or the CRTX Trademarks that conflict with the rights granted to DEY under this Agreement;

     (d) The manufacture, authorized use, importation and/or sale of any Product in the Territory does not infringe or misappropriate any United States patents and/or trademarks and, to the knowledge of CRTX, any other intellectual property right of any Third Party;

     (e) The data and information provided to DEY prior to the Effective Date relating to (i) pre-clinical and clinical study results and protocols related to the Products; (ii) any communications to and from any Regulatory Authority with respect to the Products, including any regulatory submissions and filings, correspondence with, and minutes of meetings and telephone conferences with Regulatory Authorities; and
          (iii) Adverse Events and other IND safety reports with respect to any of the Products, has been accurate and complete in all material respects and CRTX has made no material misrepresentation or material omission in connection with such data and information. No information has come to the attention of CRTX as would render the IND or NDA for any Product untrue, incomplete or inaccurate in any material respect;

     (f) All Finished Product and Product Samples manufactured and supplied by or on behalf of CRTX during the Term has been and will be manufactured in accordance with and will conform to the specifications of such Product, cGMPs, other applicable FDA and other regulatory standards and such quality assurance and quality control practices as are standard in the pharmaceutical manufacturing industry;

     (g) CRTX is the owner of the registration of the mark ZYFLO(R) and no claim or demand has been asserted in writing against CRTX as of the Effective Date alleging trademark infringement resulting from the use and/or registration of the ZYFLO trademark;

     (h) CRTX has full legal rights to grant the rights, licenses, and sublicenses described under this Section pursuant to its own ownership rights and/or pursuant to rights granted to CRTX under the following agreements: (1) License Agreement with Abbott Laboratories dated December 18, 2003, subject to compliance with Abbott

          Laboratories' Co-Commercialization Right of First Negotiation under
          Section 2.4 of such License Agreement; (2) Agreement with Jagotec AG dated December 3, 2003; (3) License Agreement with Abbott Laboratories dated March 19, 2004 and, (4) Development and Scale-Up Agreement with SkyePharma AG dated May 5, 2004 (collectively, the "Other CRTX Agreements"); and, CRTX has met, and will continue to be in substantial compliance with all of its obligations under the Other CRTX Agreements; and

     (i) Insofar as the details in their respective agreements have not been made available to DEY on due diligence due to the confidentiality provisions of such agreements, CRTX represents and warrants that the royalties due and being paid under the Other CRTX Agreements are accurately summarized in Schedule 7.2(i).

7.3 DISCLAIMERS. EXCEPT AS PROVIDED ELSEWHERE IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, WHETHER EXPRESS OR IMPLIED, STATUTORY, OR BY OPERATION OF LAW OR OTHERWISE, AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT AND SUITABILITY OF THE PRODUCT AND/OR THE CO-PROMOTION SERVICES TO BE PROVIDED HEREUNDER.

ARTICLE 8

TRADEMARK MATTERS

8.1 General. Solely on the terms and conditions set forth herein, it is the intent of the Parties to use the CRTX Trademarks and the DEY Trademarks, on and in connection with the marketing, sale, advertising and/or Promotion of the Products in the Territory in the Field during the Term. Subject to the terms and conditions of this Agreement, each of the Parties grants to the other Party and its Affiliates a non-transferable right to use its respective trademarks in connection with the performance of such Party's obligations pursuant to this Agreement. Each Party expressly reserves the sole and exclusive ownership of its respective trademarks and all rights relating thereto, including the right to control the use by the other Party and to establish standards for such use. Use of the trademarks of a Party under this Agreement shall inure to the benefit of such Party.

8.2 Maintenance. Each Party shall use Commercially Reasonable Efforts to maintain all registrations of its respective trademarks referenced in Section
8.1 above in the Territory. If necessary to permit the other Party to use its trademark in connection with the performance of such other Party's obligations pursuant to this Agreement, a Party shall make application to register the other Party as a permitted user or registered user of its trademark.

8.3 Enforcement. During the Term, each Party shall promptly notify the other of any actual, alleged or threatened infringement of such Party's trademark or of any unfair trade practices, passing off of counterfeit goods, or similar offenses of which it becomes aware. Each Party reserves the right to determine, in its sole discretion, whether to and to what extent to institute, prosecute or defend any actions or proceedings involving or affecting any rights relating to such Party's trademark in the Territory. Upon a Party's reasonable request, the other Party shall cooperate with and assist such Party in its enforcement efforts with respect to its trademark. The Party to whom the trademark belongs shall be responsible for all costs and expenses incurred by either Party at the first Party's request in connection with any such action defending its trademark, and, following each Party's recovery of its respective costs and expenses, the Parties will share all money damages, if any, recovered in connection with such action in proportion to the amount of damage actually suffered by such Party.

ARTICLE 9

CONFIDENTIALITY AND PUBLICITY

9.1 Non-Disclosure and Non-Use Obligations. All Proprietary Information disclosed by one Party to the other Party hereunder shall be maintained in confidence and shall not be disclosed to any Third Party or used for any purpose except as expressly permitted herein without the prior written consent of the Party that disclosed the Proprietary Information to the other Party during the Agreement Term and for a period of [**] years thereafter. The foregoing non-disclosure and non-use obligations shall not apply to the extent that such Proprietary Information:

     (a) is known by the receiving Party at the time of its receipt, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party's business records;

     (b) is or becomes properly in the public domain or knowledge without breach by either Party;

     (c) is subsequently disclosed to a receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

     (d) is developed by the receiving Party independently of Proprietary Information received from the other Party, as documented by the receiving Party's research and development records.

9.2 Permitted Disclosure of Proprietary Information. Notwithstanding Section 9.1, a Party receiving Proprietary Information of another Party may disclose such Proprietary Information:

     (a) upon prior written approval of the other Party to governmental or other regulatory agencies in order to obtain patents pursuant to this Agreement, or to gain approval to conduct clinical trials or to market Product, but such disclosure may be only to the extent reasonably necessary to obtain such patents or authorizations and in accordance with the terms of this Agreement or as otherwise requested by the FDA;

     (b) by either Party to its agents, consultants or Affiliates for the Promotion of Product or to otherwise enable such Party to fulfill its obligations and responsibilities under this Agreement, on the condition that such Third Parties and its Affiliates agree to be bound by confidentiality obligations at least as restrictive as those in this Agreement; or if required to be disclosed by law or court order, provided that notice is promptly delivered to the non-disclosing Party in order to provide an opportunity to challenge or limit the disclosure obligations at the expense of the non-disclosing party,, and the disclosing Party renders reasonable cooperation to the non-disclosing Party in such effort; and

     (c) to the extent required by legal or regulatory process, provided that prior to any such disclosure the putative disclosing Party shall inform the other Party and allow such Party a reasonable time to seek at its expense a protective order or other legal mechanism to avoid such disclosure.

9.3 Disclosure of Agreement. Without limiting any of the foregoing, it is understood that the Parties or their Affiliates may make disclosure of this Agreement and the terms hereof in any filings required by the SEC, other governmental authority, the NASDAQ Global Market, or other securities exchange, may file this Agreement as an exhibit to any filing with the SEC, other governmental authority or securities exchange, and may distribute any such filing in the ordinary course of its business; provided, however, that each Party shall be given the opportunity to review the redacted version (if any) of this Agreement prior to filing and provide comments within [**] Business Days.

9.4 Other Public Statements. Except as set forth in this Agreement or as required by law, including federal and state securities laws or the rules or regulations of any stock exchange (including the NASDAQ Global Market) or quotation service on which the disclosing Party's securities are listed or traded, neither Party shall make any press release or other public announcement or other disclosure to a Third Party concerning the existence of or terms of this Agreement or the subject matter hereof without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Each Party agrees to provide to the other Party a copy of any public announcement as soon as reasonably practicable under the circumstances prior to its scheduled release. Each Party shall have the right to expeditiously (but in any event within forty-eight (48) hours of receipt) review and recommend changes to any press release or announcement regarding this Agreement or the subject matter of this Agreement; provided, however, that such right of review and recommendation shall only apply for the first time that specific information is to be disclosed, and shall not apply to the subsequent disclosure of substantially similar information that has previously been disclosed unless there have been material developments relating to Product since the date of the previous disclosure.

9.5 Trading in Securities. DEY acknowledges and agrees that (i) CRTX is a publicly-held company and (ii) DEY is aware and has advised its employees, directors, officers and agents involved in the relationship with CRTX that applicable securities laws prohibit any person who is aware of material, non-public information about a company obtained directly or indirectly from that company from purchasing or selling securities of such company or from communicating such information to any other person under circumstances in which it is reasonably foreseeable that such person is likely to purchase or sell such securities.

9.6 Abbott Laboratories. Notwithstanding the Confidentiality Agreement between the Parties or any provision of this Agreement, DEY acknowledges that CRTX has, with DEY's consent, contacted Abbott Laboratories to discuss the terms of the transaction contemplated by this Agreement pursuant to Abbott's rights to co-commercialize Zileuton XR. Prior to the public announcement of this Agreement, CRTX represents that it has not identified, and will not identify, DEY or any of its products, to Abbott. CRTX shall not disclose any DEY Proprietary Information to Abbott without DEY's prior written consent.

ARTICLE 10

ORDERS AND SUPPLY

10.1 Orders and Terms of Sale. CRTX shall (i) receive, accept and fill orders for Products; (ii) reject orders for Products based on a negative credit assessment for a prospective customer (as determined in CRTX's reasonable discretion); (iii) control invoicing, order processing and collection of accounts receivable for sales of Products; and, (iv) book all Net Sales and record all sales of Products in its books of account.

10.2 Mis-directed Orders. Except in the event specifically authorized in writing to do so by CRTX, (i) DEY will not accept or fill purchase orders for Products and will not process billing or returns with respect to Products (and in any event DEY shall have no obligation to do so); and (ii) at no time shall DEY have any power or authority to accept or reject orders on behalf of CRTX. If, for any reason, DEY receives orders for Products, DEY shall forward such orders to CRTX or CRTX Third Party Logistics vendor immediately for acceptance or rejection.

10.3 Product Returns. If any quantities of Products are returned to DEY, DEY shall notify CRTX in writing within [**] Business Days and promptly ship them to the facility designated by CRTX, with any shipping or other associated out-of-pocket costs to be paid by CRTX.

10.4 Supply Obligations. Subject to the terms and conditions of this Agreement, CRTX shall use Commercially Reasonable Efforts to supply or cause to be supplied all requirements of Finished Products and Samples of Products for use in the Territory during the Term. CRTX shall use Commercially Reasonable Efforts to procure sufficient supplies of Finished Products and of Samples of Products to meet the Forecast requirements at all times during the Term and to distribute Finished Products and Samples of Products in the Territory such that no material shortages of Finished Products and/or Samples of Products occur during the Term. CRTX shall promptly, but in no event later than [**] Business Days after becoming aware thereof, inform DEY in writing of any material shortages that occur during the Term and of the steps that CRTX is taking to correct any such situation.

10.5 Conformity / Specifications / Quality Control. All Finished Product and Product Samples supplied, distributed and sold by or on behalf of CRTX in the Territory during the Term shall (i) be manufactured, packaged and labeled in accordance with cGMPs and with Applicable Laws; (ii) not be adulterated or misbranded; and (iii) meet and comply with each Product's Specifications contained in the applicable NDA. CRTX shall conduct, or cause to be conducted, quality control testing of Product, in accordance with such specifications, prior to shipment and prepare and retain records pertaining to such testing in accordance with the NDA, Applicable Laws and CRTX's internal standard operating procedures. In the event of any failure to comply with this Section 10.5 (other than a failure due to CRTX's gross negligence or intentional misconduct), CRTX's sole and exclusive liability under this Agreement, and DEY's sole and exclusive remedy, shall be that CRTX shall replace the non-conforming Product.

ARTICLE 11

INDEMNIFICATION AND INSURANCE

11.1 Indemnification by CRTX. CRTX will indemnify, defend and hold harmless DEY and its Affiliates, employees, officers and directors and its successors and assigns (each, a "DEY Indemnified Party") from and against any Claims and Losses, in each case that a DEY Indemnified Party may incur, suffer or be required to pay, arising out of or attributable to a Third

Party claim or action based upon (i) the manufacture, testing, storage, marketing, sale, distribution, use or Promotion of any Product by CRTX in breach of this Agreement; (ii) CRTX's negligence, gross negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; (iii) a material breach by CRTX of any of its representations or warranties under this Agreement; (iv) any failure by CRTX to Promote the Products substantially in accordance with the FDA-approved labeling, the Promotional Materials and the contractual provisions provided by CRTX for distribution to customers, and all Applicable Laws; (v) the content or legal sufficiency of the NDA for any Product or the Promotional Materials relating to any Product; or (vi) the manufacture of any Product and/or the Promotion, authorized use, importation, offer for sale, or sale by CRTX, DEY or any of their respective Affiliates in the Territory of any Product that is determined by a court of proper jurisdiction to infringe upon any Third Party's United States patent rights, copyrights or trademarks; provided, however, CRTX shall not be obligated under this Section 11.1 to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of (A) a material breach by DEY of any of its obligations, representations, warranties or covenants under this Agreement; (B) negligence, gross negligence, recklessness or willful misconduct on the part of any DEY Indemnified Party; or,
(C) misuse of the Product not attributable to CRTX.

11.2 Indemnification by DEY. DEY will indemnify, defend and hold harmless CRTX and its Affiliates, employees, officers and directors, and its successors and assigns, (each, a "CRTX Indemnified Party") from and against any Claims or Losses, in each case that a CRTX Indemnified Party may incur, suffer or be required to pay arising out of or attributable to (i) the Promotion of any Product by DEY; (ii) DEY'S negligence, gross negligence, recklessness or willful misconduct in exercising or performing any of its rights or obligations under this Agreement; (iii) a material breach by DEY of any of its representations or warranties under this Agreement; or (iv) any failure by DEY to Promote the Products substantially in accordance with the FDA-approved labeling, the Promotional Materials and the contractual provisions provided by CRTX for distribution to customers, and all Applicable Laws; provided, however, that DEY shall not be obligated under this Section 11.2, to the extent it is shown by evidence acceptable in a court of law having jurisdiction over the subject matter and meeting the appropriate degree of proof for such Claim that the Claim arose out of (A) a failure to warn, a product design, or a manufacturing defect attributable to CRTX (regardless of legal theory, including, without limitation, product liability, strict liability and/or negligence); (B) a material breach by CRTX of any of its obligations, representations, warranties or covenants under this Agreement; (C) negligence, gross negligence, recklessness or willful misconduct on the part of any CRTX Indemnified Party; or, (D) misuse of the Product not attributable to DEY.

11.3 Indemnification Procedure. Each Party shall promptly notify the other Party in writing of any Claim. Concurrently with the provision of notice pursuant to this section, the Indemnified Party shall provide to the other Party copies of any complaint, summons, subpoena or other court filings or correspondence related to such Claim and will give such other information with respect thereto as the other Party shall reasonably request. The Party obligated to indemnify the other Party pursuant to this Section 11 (the "Indemnifying Party") and the party or parties entitled to such indemnification (the "Indemnified Party") shall meet to discuss how to respond to such Claim. Failure to provide prompt notice shall not relieve any Party of the duty to defend or indemnify unless such failure prejudices the defense of any matter. Each Party agrees that it will take reasonable steps to minimize the burdens of the litigation on witnesses and on the ongoing business of the Indemnified Party including, without limitation, making reasonable accommodations to witnesses' schedules when possible and seeking appropriate protective orders limiting the duration and/or location of depositions.

11.4 Defense of Claims. Each Party shall undertake the defense of the Claims that it has obligated itself to defend and indemnify the other Party against in this Section 11 (provided that if the obligated Party declines or fails to assume such role thirty (30) days after receiving written notice of such Claim, then the other Party shall be entitled to assume such role at the obligated Party's expense). The Indemnified Party shall have the right to participate in the defense of any such Claim utilizing attorneys of its choice, at its own expense. The Indemnified Party shall have a reasonable opportunity to participate in decision-making with respect to the strategy of such defense, and the Parties shall reasonably cooperate with each other in connection with the implementation thereof. Each Party shall keep any counsel selected by the other Party reasonably informed of the status and progress of the defense and shall consult with any counsel selected by the other Party on all material aspects of the defense, including, without limitation, settlement, of such Claim.

11.5 Settlement of Indemnified Claims. The Indemnifying Party shall have the sole authority to settle any indemnified Claim without the consent of the other Party, provided, however, that an Indemnifying Party shall not, without the written consent of the Indemnified Party, as part of any settlement or compromise (i) admit to liability on the part of the Indemnified Party; (ii) agree to an injunction against the Indemnified Party; or (iii) settle any matter in a manner that separately apportions fault to the Indemnified Party. The Parties further agree that as part of the settlement of any Indemnified Claim, an indemnifying party shall obtain a full, complete and unconditional release from the claimant on behalf of the Indemnified Parties.

11.6 Insurance. Each Party shall obtain and maintain, as of the Detail Commencement Date and for a period of at least one (1) year after any expiration of termination of this Agreement, a Commercial General Liability Insurance policy or policies or extended reporting period under a policy or policies (including coverage for Contractual Liability, Bodily Injury, Property Damage and Personal Injury), with minimum limits of per occurrence of at least $10 million and in the aggregate of at least $10 million. Each Party also shall obtain and maintain, as of the Detail Commencement Date and for a period of at least one (1) year after any expiration or termination of this Agreement, other policies of insurance with commercially appropriate limits of coverages that are usual and ordinary in the day-to-day conduct of its business to meet all of its obligations hereunder. Upon request each Party shall provide any applicable Certificates of Insurance to the other Party evidencing the coverage specified herein. Except as expressly stated herein, a Party's liability to the other is in no way limited to the extent of the Party's insurance coverage. CRTX shall obtain and maintain, as of the Detail Commencement Date and for a period of at least six (6) years after any expiration of termination of this Agreement, a products liability and clinical trials insurance policy or policies or extended reporting period under a policy or policies, with minimum limits of per occurrence of at least $10 million and in the aggregate of at least $10 million.

11.7 Limitation of Liability - Indirect Damages. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR SPECIAL, INCIDENTAL, CONSEQUENTIAL, EXEMPLARY, PUNITIVE, MULTIPLE OR OTHER INDIRECT DAMAGES, OR FOR LOSS OF PROFITS, LOSS OF DATA OR LOSS OF USE DAMAGES, ARISING OUT OF THIS

AGREEMENT, INCLUDING, WITHOUT LIMITATION, THE MANUFACTURE, SALE, SUPPLYING OR FAILURE OR DELAY IN SUPPLYING OF THE PRODUCTS OR SERVICES RELATED THERETO, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES OR LOSSES.

11.8 Limitation of Liability - Aggregate. EACH PARTY'S AGGREGATE LIABILITY ARISING OUT OF THIS AGREEMENT, INCLUDING THE MANUFACTURE, SALE, SUPPLYING OR FAILURE OR DELAY IN SUPPLYING OF THE PRODUCTS OR THEIR USE OR DISPOSITION, WHETHER BASED UPON WARRANTY, CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE, SHALL NOT EXCEED $10,000,000.

ARTICLE 12

TERM AND TERMINATION

12.1 Term and Expiration. This Agreement shall be effective as of the Effective Date and, unless terminated earlier pursuant to Section 12.2, shall continue for a period expiring on December 31, 2013 (the " Term "), provided that the Term may be extended upon mutual agreement by the Parties or this Agreement may be earlier terminated as further described below in Section 12.2.

12.2 Termination and Effects.

(1) This Agreement may be terminated by either Party by providing the other Party a minimum of six (6) months prior written notice at any time after the date that is the third anniversary of the Commercial Launch Date for Zileuton XR.

(2) If the Commercial Launch Date for Zileuton XR is delayed beyond May 31, 2008, DEY shall have the right, on or before July 1, 2008, to terminate this Agreement by providing CRTX written notice, which termination shall be effective sixty (60) days after receipt of such notice. In such event, if DEY has paid to CRTX the $4 million milestone payment described in Section

5.2(a) of this Agreement, CRTX shall make a payment to DEY in the amount of US $2 million within five (5) Business Days of receipt of DEY's termination notice.

(3) If either Party breaches this Agreement by not fulfilling its Detailing requirements set forth in this Agreement, in addition to the right to terminate this Agreement as set forth in Section 12.2(4) below, as liquidated damages and not as a penalty, the Co-Promotion Fees described in Section 5 shall be adjusted as mutually agreed to between the Parties.

(4) Either Party may terminate this Agreement prior to expiration of the Term in the event that the other Party materially breaches or defaults in the performance of any of its obligations hereunder, and has not cured such breach within [**] days after notice requesting cure of the breach has been received. The Parties agree that if either Party meets less than [**] percent ([**]%) of their Detailing requirements set forth in this Agreement for any three (3) month period, such failure shall constitute a material breach unless the Parties agree otherwise in writing.

(5) If any acquirer of DEY markets, manufacturers, sells, details or promotes a product containing Zileuton for sale in the Territory, CRTX will have the option to terminate this Agreement upon at least three (3) months prior written notice to DEY.

(6) DEY has the right to terminate this Agreement if Net Sales of Zileuton XR for any four consecutive Calendar Quarters after the Commercial Launch Date for Zileuton XR are below US $25 million; provided, however, that this termination right must be exercised providing at least two (2) months prior written notice to CRTX.

(7) The right of either DEY or CRTX to terminate this Agreement as provided in this Section 12 shall not be affected in any way by such Party's waiver or failure to take action with respect to any previous breach or default.

(8) Either Party may terminate this Agreement upon the filing or institution of bankruptcy, reorganization, liquidation or receivership proceedings, or upon an assignment of a substantial portion of the assets for the benefit of creditors by the other Party; provided, however, that in the case of any involuntary bankruptcy, reorganization, liquidation, receivership or assignment proceeding such right to terminate shall only become effective if the Party consents to the involuntary proceeding or such proceeding is not dismissed within ninety (90) days after the filing thereof.

12.3 Effect of Expiration or Termination.

(1) Expiration or termination of this Agreement shall not relieve either Party of any obligation accruing prior to such expiration or termination, including, without limitation, the obligation to satisfy all accrued payment obligations arising hereunder. In addition, the Parties shall have the following obligations upon the expiration or termination of this Agreement: (i) DEY shall promptly return to CRTX any and all Promotional Materials and Product Samples not delivered to customers, and DEY shall receive a full refund for all Product Samples it has paid for and returned; and (ii) each Party shall (and shall cause its respective agents, employees and subcontractors to) return or destroy, as the owner may direct, any and all documentation in any medium that contains, refers to, or relates to the other Party's Proprietary Information.

(2) In addition to any other provisions of this Agreement which by their express terms continue after the expiration of this Agreement, the provisions of Article 9, Article 11 and this Article 12.3 shall survive the expiration or termination of this Agreement and shall continue in effect for at least six (6) Years from the date of expiration or termination. In addition, any other provisions required to interpret and/or enforce the Parties' rights and obligations under this Agreement shall also survive, but only to the extent required for the full observation and performance of this Agreement. Any expiration or early termination of this Agreement shall be without prejudice to the rights of any Party against the other accrued or accruing under this Agreement prior to termination. Except as expressly set forth herein, the rights to terminate as set forth herein shall be in addition to all other rights and remedies available under this Agreement, at law, or in equity, or otherwise.

ARTICLE 13

MISCELLANEOUS

13.1 Force Majeure. Neither Party shall be held liable or responsible to the other Party nor be deemed to have defaulted under or breached the Agreement for failure or delay in fulfilling or performing any term of the Agreement during the period of time when such failure or delay is caused by or results from factors beyond the reasonable control of a Party, including, without limitation, fire, flood, earthquake, explosion, storm, blockage, embargo, war, acts of war (whether war be declared or not), terrorism, insurrection, riot, civil commotion, strike, lockout or other labor disturbance, failure of public utilities or common carriers, act of God or act, omission or delay in acting by any governmental authority or the other Party. The affected Party shall notify the other Party of such force majeure circumstances as soon as reasonably practicable, but in no event later than five (5) days after the commencement of the Force Majeure circumstances. Either Party may terminate upon thirty (30) days written notice if a Force Majeure event continues beyond sixty (60) days.

13.2 Assignment. The Agreement may not be assigned or otherwise transferred without the prior written consent of the other Party; provided, however, either Party may, subject to the terms and conditions of this Agreement, assign this Agreement to an Affiliate or in connection with the transfer or sale of its business or all or substantially all of its assets or in the event of a merger, consolidation, change in control or similar corporate transaction, without such consent. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any permitted assignee shall assume in writing all obligations of its assignor under this Agreement. Any assignment not in accordance with this Agreement shall be void.

13.3 Severability. In the event that any of the provisions contained in this Agreement are held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. In such event, the Parties covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the Parties that the basic purposes of this Agreement are to be effectuated.

13.4 Notices. Notices and communications (including but not limited to notices of termination, force majeure, material breach, change of address, or any other notices required by this Agreement) shall be in writing and shall be deemed to be effective upon receipt or documented refusal to receive, if delivered in person, if sent by overnight courier service (e.g., FedEx), postage prepaid, or if sent by prepaid registered or certified air mail, return receipt requested, to the following persons at the following addresses of the Parties (or to such other person or persons or address or addresses as may be specified from time to time in a written notice by either Party):

     IF TO DEY:  DEY, L.P.
                 2751 Napa Valley Corporate Drive
                 Napa, CA 94558
                 Attention: President / Chief Executive Officer
                 Attention: SVP, Legal Affairs

     IF TO CRTX: CRITICAL THERAPEUTICS, INC.
                 60 Westview Street
                 Lexington, MA 02421
                 Attention: President and Chief Executive Officer

                 With a required copy to:
                 CRITICAL THERAPEUTICS, INC.
                 60 Westview Street
                 Lexington, MA 02421
                 Attention: General Counsel

13.5 Specific Performance. Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in all material respects or otherwise are breached. Accordingly, and notwithstanding anything herein to the contrary, each of the Parties agree that the other Party shall be entitled to seek injunctive relief to prevent breaches of the provisions of this Agreement, and/or to enforce specifically this Agreement and the terms and provisions hereof, in any action instituted in any court or tribunal having jurisdiction over the Parties and the matter, without posting any bond or other security, and that such injunctive relief shall be in addition to any other remedies to which such Party may be entitled, at law or in equity.

13.6 Applicable Law and Dispute Resolution. This Agreement shall be governed by the laws of the State of New York, without regard to the conflict of laws provisions thereof. The Parties agree to attempt initially to solve all claims, disputes, or controversies arising under, out of, or in connection with this Agreement (a "Dispute") by promptly conducting good faith negotiations. Any Disputes which cannot be resolved by good faith negotiation within thirty (30) Business Days, shall be referred, by written notice from either Party to the other, to the Chief Executive Officers of both Parties. Such Chief Executive Officers shall negotiate in good faith to achieve a resolution of the Dispute referred to them within thirty (30) Business Days after such notice is received. If the Chief Executive Officers are unable to settle the Dispute between them within thirty (30) Business Days, they shall so report to the Parties in writing. The Dispute shall then be referred to mediation as set forth in the following paragraph.

For any such unresolved Dispute between the Parties, either Party shall give the other written notice to pursue mediation. Within thirty (30) days following the delivery of such notice, the parties shall participate in good faith in non-binding mediation at the New York, New York office of J.A.M.S./ENDISPUTE. Each party agrees to pay its own costs in connection with the mediation, as well as its share the fees and costs of J.A.M.S./ENDISPUTE in connection with the mediation. If the dispute is not resolved by mediation, either party may file an action in any court of competent jurisdiction in the City of New York, State of New York; provided, however, no party to any such action shall be entitled to punitive, exemplary, special, indirect, consequential, or similar damages of any kind, including lost profits and lost business opportunity.

13.7 Entire Agreement. This Agreement, including the exhibits, appendices, and schedules hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made, including any offering letters or term sheets, are expressly superseded by this

Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by all Parties hereto.

13.8 Independent Contractors. It is expressly agreed that the Parties shall be independent contractors and that the relationship between the Parties shall not constitute a partnership, joint venture or agency. Neither Party shall have the authority to make any statements, representations or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior consent of such other Party.

13.9 Waiver. The waiver by a Party hereto of any right hereunder or the failure to perform or of a breach by another Party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other Party whether of a similar nature or otherwise.

13.10 Headings / References. The captions to the Articles and Sections hereof are not a part of the Agreement, but are merely guides or labels to assist in locating and reading the several Articles and Sections hereof. Any reference in this Agreement to an Article, Exhibit, Schedule, Appendix or Section shall, unless otherwise specifically provided, be to an Article, Exhibit, Schedule, Appendix or Section of this Agreement.

13.11 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which, together, shall constitute one and the same Agreement. This Agreement, once executed by either Party, may be delivered via electronic facsimile transmission with the same force and effect as if it were executed and delivered by the Parties in the presence of one another.

13.12 No Third Party Beneficiaries. Except as specifically set forth herein, no provision of this Agreement shall be for the benefit of, or be enforceable by, any Third Party, including without limitation any creditor of either Party hereto. No such Third Party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any claim in respect of any debt, liability or obligation (or otherwise) against either Party hereto.

13.13 No Benefits. Employees and Sales Representatives of a Party are not eligible to participate in any benefits programs offered by the other Party to its employees, or in any pension plans, profit sharing plans, insurance plans or any other employee benefit plans offered from time to time by it to its employees. Each Party acknowledges and agrees that the other Party shall not be responsible for, and shall not maintain or procure, any worker's compensation or unemployment compensation insurance for or on behalf of the first Party's employees or Sales Representatives. Each Party shall be solely responsible for any personal injury or property damage suffered by the Party, its employees, its Sales Representatives or its agents in the course of carrying out any duties under this Agreement. Each Party acknowledges and agrees that it shall be solely responsible for paying all salaries, wages, benefits and other compensation which its employees, its Sales Representatives or its agent may be entitled to receive in connection with the performance of the services here under and that each Party shall likewise be liable for all taxes, excises, assessments and other charges levied by any government authority on, or because of, the services to be provided by it under the terms of this Agreement.

              [REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

                                 SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date, intending to be bound hereby.

DEY, L.P.,
BY DEY, INC., ITS GENERAL PARTNER


BY: /s/ J. Melville Engle
    ---------------------------------
NAME: J. Melville Engle
TITLE: President / CEO

DATE: March 13, 2007


CRITICAL THERAPEUTICS, INC.


BY: /s/ Frank E. Thomas
    ---------------------------------
NAME: Frank E. Thomas
TITLE: President and CEO

DATE: March 13, 2007

THE FOLLOWING SCHEDULES ARE ATTACHED HERETO:

SCHEDULE 1.16   CRTX Patents

SCHEDULE 1.17   CRTX Trademarks

SCHEDULE 1.22   DEY Trademarks

SCHEDULE 3.1    JCC Membership

SCHEDULE 7.2(i) CRTX Schedule for Royalty Payments for Zileuton IR and
                Zileuton XR

                                  SCHEDULE 1.16

                                  CRTX PATENTS

A.   ZILEUTON PATENT RIGHTS (LICENSED FROM ABBOTT)

CTI DOCKET NUMBER   COUNTRY   PATENT NO.   TITLE   ISSUE DATE   EXPIRATION DATE
-----------------   -------   ----------   -----   ----------   ---------------
      [**]           [**]        [**]       [**]      [**]           [**]

B.   EXTENDED-RELEASE FORMULATION (LICENSED FROM JAGOTEC (SKYEPHARMA)**

COUNTRY   PATENT NO.   TITLE   INVENTOR(S)   ISSUE DATE   EXPIRATION DATE
-------   ----------   -----   -----------   ----------   ---------------
  [**]       [**]       [**]       [**]         [**]           [**]

** CRTX is the exclusive licensee of Jagotec AG for the dosage forms of a finished product containing Zileuton as the sole therapeutic or prophylactic active ingredient, in a matrix tablet using the Geomatrix System.

                                  SCHEDULE 1.17

                                 CRTX TRADEMARKS

     ZYFLO(R)

     ZYFLO XR(TM)

     www.zyflo.com

     www.zyfloxr.com

                                  SCHEDULE 1.22

                                 DEY TRADEMARKS

DEY

DEY LOGO

                                  SCHEDULE 3.1

                                 JCC MEMBERSHIP

DEY designees:   [**]

                 [**]

Primary Contact: [**]

CRTX designees:  [**]

                 [**]

Primary Contact: [**]

                                 SCHEDULE 7.2(I)

       CRTX SCHEDULE FOR ROYALTY PAYMENTS FOR ZILEUTON IR AND ZILEUTON XR

ROYALTY PAYMENTS DUE ON ZILEUTON XR

ANNUAL NET SALES
    $[**]          CRTX & ABBOTT**   CRTX & JAGOTECH   JAGOTECH & ABBOTT   TOTAL
----------------   ---------------   ---------------   -----------------   -----
    [**]-[**]            [**]              [**]               [**]          [**]

    [**]-[**]            [**]              [**]               [**]          [**]

    [**]-[**]            [**]              [**]               [**]          [**]

    [**]-[**]            [**]              [**]               [**]          [**]

    0ver [**]            [**]              [**]               [**]          [**]


** For Zileuton IR the royalty payments due are identical to those agreed in the column titled "CRTX and Abbott" for Zileuton XR